UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 10, 2017

SURNA INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1780 55th Street, Suite C

Boulder, Colorado 80301

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 993-5271

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On October 10, 2017, the Board of Directors (the “Board”) of Surna Inc. (the “Company”) approved an employment agreement between the Company and Brandy M. Keen, the Company’s Vice President, Secretary and Senior Technical Advisor (the “Employment Agreement”). The Employment Agreement supersedes and replaces that certain employment agreement between the Company and Ms. Keen dated July 25, 2014, which expired by its terms on July 25, 2017.

The initial term of the Employment Agreement commenced on October 1, 2017 and will continue until December 31, 2019. However, the Company and Ms. Keen may terminate the Employment Agreement, at any time, with or without cause, by providing the other party with 30-days’ prior written notice. In the event Ms. Keen’s employment is terminated by the Company during the initial term without cause, Ms. Keen will be entitled to receive her base salary for an additional 30 days. Following the initial term, the Company and Ms. Keen may extend the Employment Agreement for additional one-year terms by mutual written agreement.

Ms. Keen will receive an annualized base salary of $150,000. During the initial term, Ms. Keen will be eligible to participate in the Company’s sales incentive program for sales personnel, as in effect and as amended from time to time by the Company (the “Sales Program”). In connection with the Sales Program, Ms. Keen will be entitled to a sales incentive equal to one-quarter of one percent (0.25%) of the revenue collected and earned from the Company’s sales, payable quarterly in arrears.

Subject to the approval of the independent members of the Board, Ms. Keen may be eligible to participate in the Company’s 2017 Equity Incentive Plan (the “EIP”). The independent members of the Board have not approved Ms. Keen’s participation in the EIP, and Ms. Keen has not been granted, nor does Ms. Keen hold, any equity awards under the EIP.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2017	SURNA INC.

	By:	/s/ Chris Bechtel
Chris Bechtel
President and Chief Executive Officer

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